                                                                   EXHIBIT 10.44


                        [CONAGRA FOODS, INC. LETTERHEAD]


                                September 3, 2002


HMTF Rawhide, L.P.
Hicks, Muse, Tate & Furst Incorporated
200 Crescent Court, Suite 1600
Dallas, Texas 75201

Gentlemen:

         Reference is made to that certain Agreement, as amended (the "Agreement"), dated May 20, 2002, by and among HMTF Rawhide, L.P., a Delaware limited partnership, ConAgra Foods, Inc., a Delaware corporation ("ConAgra"), and Swift Foods Company (f/k/a S&C Holdco, Inc.), a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

         On June 30 and July 19, 2002, U.S. Beef Company announced the voluntary recall of fresh and frozen beef products that may be contaminated with E. coli O157:H7 (the "Recalls"). In connection with the Recalls, ConAgra hereby acknowledges and agrees as follows:

         1. ConAgra shall (a) be liable for and pay, or cause its applicable insurance plans, policies (or similar arrangements) or carriers to be responsible for and pay (subject to the terms of the applicable plan, policy or arrangement), and (b) indemnify and hold harmless each of the Holdco Indemnified Parties from and against, all Holdco Indemnified Costs which any Holdco Indemnified Party may sustain, or to which any Holdco Indemnified Party may be subjected, that are paid or payable to a third party (including, without limitation, any Governmental Authority), relating to or arising, directly or indirectly, out of any product liability claims or personal injury causes of action arising from the consumption of the products subject to a Recall ("Recall Products") or any fine that may be assessed by any Governmental Authority attributable to a Recall.

         2. ConAgra shall be responsible for all "Recall Costs". For purposes hereof, "Recall Costs" shall mean the direct out of pocket costs and expenses (including trade credits and other customer accommodations provided to compensate customers for Recall Products) incurred or paid by any Holdco Indemnified Party to effectuate the Recalls, including the direct

September 3, 2002
Page 2


out of pocket costs and expenses (including trade credits and other customer accommodations provided to compensate customers for Recall Products) incurred or paid by any Holdco Indemnified Party (a) to retrieve, withdraw, dispose, destroy, redistribute and replace the Recall Products, net of any proceeds received by any Holdco Indemnified Party from the disposition of the Recall Products, (b) for any advertising, announcements or commercials necessary to effect the Recalls, and (c) for any transportation utilized in the retrieval and redistribution of the Recall Products. To the extent any portion of the Recall Costs have not been paid by ConAgra or its Affiliates prior to the Closing Date, the Preliminary Processing Company Closing Balance Sheet, the Audited Processing Company Closing Balance Sheet and the Final Processing Closing Balance Sheet shall each set forth a reserve or expense accrual, determined in accordance with GAAP, in an amount equal to the estimated remaining Recall Costs (such reserve or expense accrual as set forth in the Final Processing Closing Balance Sheet referred to herein as the "Recall Reserve"). In the event the Recall Reserve exceeds the actual Recall Costs incurred or paid by the Holdco Indemnified Parties, the Company shall immediately pay or cause to be paid to ConAgra a refund equal to the amount by which the Recall Reserve exceeds the actual Recall Costs incurred or paid by the Holdco Indemnified Parties. In the event the actual Recall Costs incurred or paid by the Holdco Indemnified Parties exceed the Recall Reserve, ConAgra shall immediately reimburse the Company for the amount by which the actual Recall Costs incurred or paid by the Holdco Indemnified Parties exceed the Recall Reserve.

         3. In addition, the parties acknowledge that the rights and obligations of the parties arising under Section 9.3 of the Agreement shall be applicable to the Recalls in accordance with the terms of such Section.

         4. Notwithstanding any provision of this letter to the contrary, the liabilities and obligations set forth in this letter shall, except as set forth in the proviso below, (i) be subject to Sections 12.4.1, 12.4.2, 12.6, 12.7.6, 12.7.7, 12.10, 12.11, 12.12, 12.13 and 12.14 of the Agreement and (ii) not be
subject to any other provisions of Article 12 of the Agreement; provided that
Section 12.14 of the Agreement shall not be applicable to (x) ConAgra's obligation under paragraph 1 of this letter with respect to amounts paid to third parties for product liability claims or personal injury causes of action and (y) any fine that may be assessed by any Governmental Authority against any Holdco Indemnified Party that is attributable to a Recall.

         The purpose of this letter is to supplement the Agreement with respect to the Recalls and to evidence the parties' respective rights and obligations with respect to the Recalls in order to facilitate the financing contemplated by the Senior Credit Facilities and the Rule 144A offering of debt securities contemplated by the Bridge Commitment Letter. The terms and provisions of this letter are not intended to be, nor shall they be construed as evidence or an interpretation of, or a restriction or expansion of, the parties' intentions and understandings with respect to the parties' rights and obligations otherwise arising under the terms of the Agreement arising out of product recalls or third party product liability matters, other than the Recalls.

September 3, 2002
Page 3


         Please indicate your acceptance to the terms and provisions of this letter by executing and delivering a counterpart of this letter as provided below.

                                       CONAGRA FOODS, INC.



                                       By: /s/ DWIGHT J. GOSLEE
                                           ----------------------------------
                                           Dwight J. Goslee, Executive
                                           Vice President, Operations
                                           Control and Development

                                       SWIFT FOODS COMPANY
                                       (f/k/a S&C Holdco, Inc.)



                                       By: /s/ DWIGHT J. GOSLEE
                                           ----------------------------------
                                           Dwight J. Goslee, Executive


AGREED TO and ACCEPTED this 3rd day of September, 2002:

HMTF RAWHIDE, L.P.

By:    HMTF RW, L.L.C., its General Partner

       By:    Hicks, Muse, Tate & Furst Equity
              Fund V, L.P., its sole member

              By:    HM5/GP LLC, its General Partner



                     By: /s/ EDWARD HERRING
                         ----------------------------------
                             Edward Herring, Vice President